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November 8, 2005

VIA EDGAR
Stephen Krikorian
Account Branch Chief
United States Securities and Exchange Commission
Division of Corporate Finance
Washington, D.C. 20549

    Re: ThinkPath Inc.
        Form 10-KSB:  For the fiscal Year Ended December 31, 2004
        Filed April 15, 2005-06-14
        Form 10-QSB: For the Quarterly Period Ended March 31, 2005 Filed May 23, 2005
        Form 10-QSB: For the Quarterly Period Ended June 30, 2005 Filed August 22, 2005

        Your File No.     0011-14813

Dear Mr. Krikorian:

         We are in receipt of your comment letter dated September 28, 2005 regarding the above referenced filings. We are currently in the process of reviewing our financial statements and responding to your letter.

         We intend to file such response on or before November 23, 2005.

         Please contact our attorney, Stephen M. Fleming at Sichenzia Ross Friedman Ference LLP if you have any questions or comments. Mr. Fleming's direct dial is 212-398-1494.

Sincerely,

/s/KELLY HANKINSON
------------------
Kelly L. Hankinson
Chief Financial Officer
Tel: 905-460-3042
Fax: 905-460-3050


cc:      Stephen M. Fleming, Esq.
Sichenzia Ross Friedman Ference LLP